Exhibit 99.1

PRESS RELEASE-Correction

Contacts:    Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES ANNOUNCES
FISCAL 2017 FIRST QUARTER RESULTS

HOUSTON — FEBRUARY 7, 2017 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2017 first quarter ended December 31, 2016.
Revenues for the first quarter of fiscal 2017 were $110.3 million compared to revenues of $150.0 million for the first quarter of fiscal 2016. The Company reported a net loss for the first quarter of fiscal 2017 of $0.3 million, or $0.03 per diluted share, compared to a net loss of $0.5 million, or $0.04 per diluted share, for the first quarter of fiscal 2016. Excluding restructuring and separation costs, net income for the fourth quarter of fiscal 2016 was $2.0 million, or $0.18 per diluted share. A reconciliation of this non-GAAP financial measure to net income is included in the financial tables below.
Brett A. Cope, Powell’s President and Chief Executive Officer, stated, “Our first quarter results reflect the challenges we faced entering 2017 with a reduced backlog and continued downward pressure on Powell’s core oil, gas and petrochemical markets. While inquiry activity has remained steady relative to what we have seen in the past several quarters, we continue to experience price pressure and increased uncertainty around the timing of the order cycle process.

“Despite these challenges, Powell remains focused on maintaining our strong financial position by strengthening our balance sheet, generating positive net cash from operating activities and increasing our cash position. Powell employees, working both within and across our division lines, are delivering superior project execution and improving our efficiencies throughout our operations.”
New orders placed during the first quarter of fiscal 2017 totaled $91 million compared to $111 million in the fourth quarter of fiscal 2016 and compared to $102 million in the first quarter of fiscal 2016. The Company’s backlog as of December 31, 2016 was $271 million compared to $291 million as of September 30, 2016 and compared to $391 million at the end of last year’s first quarter.
As Powell continues to be adversely affected by uncertain market conditions, second quarter 2017 revenue is not likely to improve sequentially from the first quarter and the Company continues to expect to report a net loss in fiscal 2017.

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, February 8, 2017 at 11:00 a.m. Eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 14, 2016. To access the replay, dial 201-612-7415 using a passcode of 13650251#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.
Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy.  Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways.   For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
This press release contains references to certain non-GAAP financial measures discussed above. Please see the financial table below for more details on these non-GAAP financial measures, including a reconciliation of these non-GAAP financial measures to net income and the reasons management believes these measures are useful to investors.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended December 31,
	2016	2015
(In thousands, except per share data)
	(Unaudited)

Revenues	$110,341	$149,977
Cost of goods sold	95,342	126,827
Gross profit	14,999	23,150

Selling, general and administrative expenses	15,698	19,400
Research and development expenses	1,469	1,854
Amortization of intangible assets	88	88
Restructuring and separation expenses	—	3,797
Operating loss	(2,256)	(1,989)

Other income	(507)	(507)
Interest expense	34	24
Interest income	(42)	—
Loss before income taxes	(1,741)	(1,506)

Income tax benefit	(1,441)	(1,047)

Net loss	$(300)	$(459)

Loss per share:
Basic	$(0.03)	$(0.04)
Diluted	$(0.03)	$(0.04)

Weighted average shares:
Basic	11,438	11,395
Diluted	11,438	11,395

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$3,151	$3,284
Capital Expenditures	$928	$629
Dividends Paid	$2,966	$2,992

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2016	2016
(In thousands)	(Unaudited)

Assets:

Cash, cash equivalents and short-term investments	$95,456	$97,720

Other current assets	186,265	206,420

Property, plant and equipment (net)	141,450	144,977

Long-term assets	13,821	13,399

Total assets	$436,992	$462,516

Liabilities & equity:

Current liabilities	$98,575	$118,248

Long-term debt, net of current maturities	1,600	2,000

Deferred and other long-term liabilities	6,766	6,951

Stockholders’ equity	330,051	335,317

Total liabilities and stockholders’ equity	$436,992	$462,516

SELECTED FINANCIAL DATA:

Working capital	$183,146	$185,892

POWELL INDUSTRIES, INC. & SUBSIDIARIES
NON-GAAP NET INCOME RECONCILIATION

	Three months ended December 31,
(In thousands)	2016	2015
	(Unaudited)
Reconciliation of GAAP Net Income to Non-GAAP Net Income:

GAAP Net loss	$(300)	$(459)
Non-GAAP items:
Restructuring and separation costs	—	3,797
Income tax effect of non-GAAP items	—	(1,329)

Non-GAAP Net income (loss)	$(300)	$2,009

Diluted shares outstanding	11,438	11,395

Diluted Earnings Per Share:

GAAP earnings per share	$(0.03)	$(0.04)
Non-GAAP earnings per share	$(0.03)	$0.18

For all periods presented, the Company defines non-GAAP net income as net income which excludes Restructuring and separation costs. The income tax effect is based on the applicable statutory rate. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. However, the Company believes by excluding these items, these non-GAAP financial measures are helpful in comparing the historical results to current results because this non-GAAP information provides consistent measures of the underlying results of our ongoing operations. The Company also believes the disclosure of non-GAAP net income will help investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

The non-GAAP items, and the basis for excluding them from GAAP financial measures, are outlined below:

•
Restructuring and separation costs– In the first quarter of fiscal 2016, we incurred restructuring and separation costs of approximately $3.8 million associated with the departure of our Chief Executive Officer.

Due to the nature of these items, the Company does not believe that these items reflect its ongoing operations.